Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2024, relating to the financial statements of Keros Therapeutics, Inc. and the effectiveness of Keros Therapeutics, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Keros Therapeutics, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 3, 2024